May 24, 2000


         Reference is made to the (a) Agreement dated June 30, 1999 (the "June 30 Agreement") between Phon-Net.com, Inc. ("Phon-Net") and Quad-Linq Software, Inc. ("Quad-Linq"), and (b) Agreement dated December 3,1999 (the "December 3 Agreement"), by and between Roger L. Betterton ("Betterton") and Christopher E. Georgelin ("Georgelin"), on the one hand, and Phon-Net, on the other hand. The purpose of this letter is to confirm our understandings and to clarify certain portions of the June 30 Agreement and the December 3 Agreement.

1. Betterton and Georgelin hereby confirm that at the time the June 30 Agreement was entered into, each was an officer, director and principal shareholder of Quad-Linq.

2. The June 30 Agreement was entered into for the principal purpose of confirming that Quad-Linq had relinquished all of its right, title and interest in and to software developed for Phon-Net, titled "Direct Connect" software (the "Software"), including any right to revenue derived from the sale, license or other marketing of the Software. Those rights were previously conferred on Quad-Linq under a January 6, 1999 agreement between Phon-Net and Quad-Linq.

3. At the time the June 30 Agreement was entered into, development of the Software had been completed and the Software was fully operational and ready to be marketed. While Quad-Linq undertook to perform certain support services pursuant to the June 30 Agreement (the "Services"), such services were not deemed significant and were ancillary to product development.

4. As consideration for the relinquishment of rights by Quad-Linq under the June 30 Agreement, Phon-Net issued 3,000,000 shares of common stock to Quad-Linq and granted options to purchase an additional 2,000,000 shares of common stock to Quad-Linq. Quad-Linq assigned a portion of the shares and options to each of its three principals, with the balance being retained by Quad-Linq.

5. In November 1999, the principals of Quad-Linq caused the dissolution of Quad-Linq, as a result of which, Quad-Linq was unable to continue to perform the remaining Services under the June 30 Agreement. The sentence of the December 3 Agreement stating that "[t]his Agreement is to replace the Amended Agreement between Quad-Linq and the Client due to non-performance" was intended to convey Quad-Linq's inability to perform due to its dissolution.

6. In order to provide continuity of support services for the Software, Betterton and Georgelin, individually, entered into the December 3 Agreement and agreed to provide the balance of the Services required of Quad-Linq under the June 30 Agreement.

7. Phon-Net was not obligated to compensate Betterton and Georgelin for their services under the December 3 Agreement. However, Phon-Net recognized the assignment by Quad-Linq to Betterton and Georgelin of the 1,000,000 Phon-Net shares and 986,667 Phon-Net options that remained in Quad-Linq's name at the date of its dissolution. Included in such options were 320,000 options previously assigned by Quad-Linq to Seidmehdi Seidbagherzadeh, and reassigned to Quad-Linq in connection with its dissolution.

8. The sentence in the December 3 Agreement stating that [t]he Common Shares and Options received will be the remaining balance of the Amended Agreement referred to in Exhibit A" refers to Quad-Linq's assignment of the shares and options to Betterton and Georgelin.

9. Betterton and Georgelin agree and acknowledge that, other than the 3,000,000 shares and 2,000,000 options issued pursuant to the June 30 Agreement, (a) no additional shares or options have been issued by Phon-Net pursuant to the June 30 Agreement or the December 3 Agreement, and (b) Phon-Net is not obligated to issue additional shares, grant additional options or otherwise to further compensate them for their assumption of the balance of Quad-Linq's services as delineated in the June 30 Agreement and assumed by them in the December 3 Agreement.

10. While not legally obligated to do so, Betterton and Georgelin agreed to assume the balance of Quad-Linq's obligations under the June 30 Agreement because (a) the services to be performed would not require them to devote substantial time or resources to complete, (b) they felt morally obligated to complete the services of Quad-Linq, an entity in which they were principals and a relationship which affected their individual reputations, and (c) they received an assignment of the balance of the shares and options remaining in Quad-Linq's name, and, as shareholders of Phon-Net, they would benefit from completion of the Services and the successful marketing of the Software by Phon-Net.

11. The parties confirm and acknowledge that the 3,000,000 shares of Phon-Net common stock and the 2,000,000 options to purchase Phon-Net common stock that were issued under the June 30 Agreement are currently owned as follows:

         Name                                        No. Shares                       No. Options
         ----                                        ----------                       -----------
Roger L. Betterton                                   1,652,666                          1,280,000
Christopher E. Georgelin                               853,677                            720,000
Seidmehdi Seidbagherzadeh                              493,657                                  -
                                                     ---------                      -------------

                                                     3,000,000                          2,000,000
                                                     =========                      =============


                                                     PHON-NET.COM, INC.


                                                     By:/s/ Brian Collins
                                                     --------------------
                                                     Brian Collins, CEO

                                                     /s/ Roger L. Betterton
                                                     ----------------------
                                                     ROGER L. BETTERTON

                                                     Christopher E. Georgelin
                                                     ------------------------
                                                     CHRISTOPHER E. GEORGELIN